NEWS RELEASE

Contact:	Barry Bass Chief Financial Officer (301) 986-9200	Tripp Sullivan Corporate Communications, Inc. (615) 254-3376

FIRST POTOMAC REALTY TRUST INCREASES
UNSECURED CREDIT FACILITY TO $125 MILLION

BETHESDA, Md. ? (April 26, 2006) ? First Potomac Realty Trust (NYSE:FPO) today announced it has increased its unsecured credit facility to $125 million. The amended and restated facility, which matures in May 2009, has an accordion feature that allows the Company to increase the size of the facility to up to $225 million. Borrowings on the facility will bear interest at 120 to 160 basis points over LIBOR depending on the Company’s overall leverage level, representing a 25 to 35 basis point reduction.

KeyBanc Capital Markets served as Lead Arranger and Sole Book Manager with KeyBank National Association acting as the Administrative Agent. Wachovia Bank, N.A. acted as the Syndication Agent and Wells Fargo National Bank and Bank of Montreal acted as Co-Documentation Agents for the facility. Other banks participating in the facility include PNC Bank, M&T Bank and Chevy Chase Bank.

Commenting on the announcement, Barry Bass, First Potomac Realty Trust’s chief financial officer, stated, “We have been very pleased with the flexibility this unsecured facility has afforded us as we have grown the company. In fact, we have doubled the size of our portfolio since originally putting the facility in place in December 2004. The increased capacity, expanded bank group and reduced spreads provide us with greater access to capital at a lower cost, which will serve us well as we complete additional acquisitions and begin our development program.”

About First Potomac Realty Trust
First Potomac Realty Trust is a real estate investment trust (REIT) that focuses on owning and operating industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company owns a 123-building portfolio totaling approximately 9.2 million square feet. The Company’s largest tenant is the U.S. Government.

First Potomac’s press releases are available at www.first-potomac.com or by contacting the Company at
301-986-9200.

Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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